Exhibit A

As Revised July 19, 2013

Fund	Percentage of Average Daily Net Assets
Compass EMP U.S. 500 Volatility Weighted Fund	0.85%
Compass EMP U.S. Small Cap 500 Volatility Weighted Fund	0.90%
Compass EMP International 500 Volatility Weighted Fund	1.00%
Compass EMP Emerging Market 500 Volatility Weighted Fund	1.05%
Compass EMP U.S. 500 Enhanced Volatility Weighted Fund	1.25%
Compass EMP International 500 Enhanced Volatility Weighted Fund	1.25%
Compass EMP REC Enhanced Volatility Weighted Fund	1.05%
Compass EMP Commodity Strategies Volatility Weighted Fund	1.05%
Compass EMP Commodity Long/Short Strategies Fund	1.25%
Compass EMP Long/Short Strategies Fund	1.25%
Compass EMP Long/Short Fixed Income Fund	0.75%
Compass EMP Enhanced Fixed Income Fund	0.50%
Compass EMP Ultra Short-Term Fixed Income Fund	0.40%
Compass EMP Multi-Asset Balanced Fund	0.00%
Compass EMP Multi-Asset Growth Fund	0.00%
Compass EMP Alternatives Strategies Fund	0.00%
Compass EMP Conservative Volatility Weighted Fund	0.00%
Compass EMP Balanced Volatility Weighted Fund	0.00%
Compass EMP Growth Volatility Weighted Fund	0.00%